Third Quarter 2022
Earnings Call
Video Update
Max K. Brodén

October 31, 2022

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Preliminary note: Forward-Looking Information and Non-U.S. GAAP Financial Measures

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including those caused by COVID-19
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing judgments applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•concentration of the Company's investments in any particular single-issuer or sector
•the effects of COVID-19 and its variants (both known and emerging), and any resulting economic effects and government interventions, on the Company's business and financial results
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics (such as COVID-19), tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
3Q22 CFO Video Update
October 31, 2022

Hello, and thank you for joining me as I provide a financial update on Aflac Incorporated’s results for the third quarter of 2022.

For the quarter, adjusted earnings per diluted share decreased 24.8% year over year to $1.15, with a $0.08 negative impact from FX in the quarter. The decrease can, in part, be explained by last year's quarter benefiting from abnormally low benefit ratios, together with outsized variable investment income. However, this quarter was significantly impacted by high claims utilization in Japan related to COVID. We estimate the impact from this in the quarter to be a negative $0.29 per share. Variable investment income ran $86 million, or $0.11 per share, below our long-term return expectations and a make-whole call payment added $84 million, or $0.11 per share, to our results. Adjusting for these impacts, we view our financial performance as solid and in line with our expectations.

Adjusted book value per share including foreign currency translation gains and losses grew 2.2%, and the adjusted ROE was 10.6%, or 11.4% excluding the impact of foreign currency, both of which remain higher than our cost of capital.

Starting with our Japan segment, net earned premium for the quarter declined 4.1%, and policies in-force declined 1.8%. Both of these numbers are key metrics for us when analyzing the underlying business.

Japan’s total benefit ratio came in at 75.0% for the quarter, up 890 basis points year over year, and the third sector benefit ratio was 67.2%, up 1,220 basis points year over year. The seventh wave of COVID in Japan significantly surpassed previous infection spikes. This, combined with "deemed hospitalization," increased our incurred claims in the quarter, increasing our benefit ratio by 940 basis points primarily driven by IBNR. With the September 26th change to "deemed hospitalization" and a decline in infection levels, we would expect the benefit ratio to revert to more normal trend levels in Q4. For the full year, we would anticipate to have a benefit ratio in the range of 69% to 70%. The underlying benefit ratio adjusting for pre-pandemic long-term trends came in at 67.6% in Q3.

Persistency remained strong with a rate of 94.3%, but was down 20 basis points year over year.

Our expense ratio in Japan was 20.8%, down 60 basis points year over year. Constrained business activity due to pandemic conditions impacted our sales and marketing expenses in Q3. In Q4 we would anticipate a higher expense ratio driven by both seasonal factors and continued sales support of our recently refreshed cancer product.

Adjusted net investment income increased 9.8% in yen terms,driven by favorable FX translation on our U.S. dollar-denominated investments, make-whole premiums partially offset by negative returns on alternatives.

The pretax margin for Japan in the quarter was 21.6%, down 470 basis points year over year; a very good result for the quarter, given the impact from "deemed hospitalization" claims.

Turning to U.S. results, net earned premium was down 1.3%, as lapses were higher than sales despite an uptick in our new business written. Persistency declined 230 basis points to 77.6%. This is a 12-month rolling metric, and in Q1 of this year, we saw a greater movement of the U.S. labor force with a fairly immediate impact on our in-force as individuals changed employers in between enrollment cycles or moved to an employer not offering Aflac. This increase was broad and across the whole book, with no specific concentrations by geography, industry or policyholder duration. In Q3, we experienced higher-than-normal large account lapsation impacting both persistency and earned premium. While higher than expected, large case persistency can be lumpy in the third and fourth quarter when renewal activity is traditionally active.

Our total benefit ratio came in lower than expected at 45.2%, but 10 basis points higher than Q3 2021. We estimate that the net IBNR adjustments in the quarter and COVID incurred claims had a 380 basis points favorable impact, leading to an underlying benefit ratio of 49.0%

Our expense ratio in the U.S. was 41.8%, up 290 basis points year over year, primarily driven by higher IT spend supporting our growth initiatives and higher DAC amortization as we experienced higher-than-normal lapses.

Our continued build-out of growth initiatives – group life & disability, network dental and vision and direct to consumer – accounted for 360 basis points of our U.S. expense ratio. We would expect this impact to decrease over time as these businesses grow to scale and improve their profitability.

Adjusted net investment income in the U.S. was down 3.1%, mainly driven by negative variable investment income in the quarter.

Profitability in the U.S. segment was solid, with a pretax margin of 19.3%, driven primarily by the low benefit ratio.

In our Corporate segment, we recorded a pretax loss of $59 million as adjusted net investment income was $11 million greater than last year due to the impact of higher rates, but partially offset by the change in value of certain tax credit investments. These tax credit investments negatively impact the Corporate net investment income line for U.S. GAAP purposes with an associated credit to the tax line. The net combined impact was a positive $3 million to our P&L bottom line. To date, these investments are performing well and in line with expectations.

Retroceded reinsurance treaties also show up in this segment, and high deemed hospitalization claims in Japan increased claims by approximately $10 million in the quarter.

Our capital position remains strong, and we ended the quarter with an SMR north of 900% in Japan and a combined RBC north of 600%, as we tend to pay subsidiary dividends in the fourth quarter in the U.S. Unencumbered Holding company liquidity stood at $3.8 billion, $1.4 billion above our minimum balance.

Aflac Incorporated has recently executed a significant liability management transaction in which we raised ¥180 billion comprised of a yen term loan and global yen senior notes. The proceeds were used to redeem our 2024 and 2025 USD senior notes with a zero make-whole premium and refinance our existing yen term loan. Our strong credit profile allowed us to raise attractive yen financing with roughly a 10-year weighted average maturity resulting in a weighted average coupon of 89 basis points, reducing run rate interest expense by approximately $32 million. The overall issuance continues to illustrate our ability to drive capital efficiency with our financing structure.

Leverage declined to 19.5%, slightly below the lower end of our leverage corridor of 20% to 25%, as our yen denominated debt depreciated in value with the weakening yen. In this quarter alone, the weaker yen lowered our leverage by 70 basis points as roughly $3.8 billion of debt is denominated in yen.

We repurchased $650 million of our own stock and paid dividends of $251 million in Q3, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Finally, I would like to address how we approach and manage FX exposure and hedging, given the recent strength of the U.S. Dollar. We fundamentally believe that the best approach is to strategically hedge our economic exposure to the yen to protect the long-term value of Aflac Japan as well as the dividends the holding company receives, reducing both volatility and the cost of capital.

We do this through holding unhedged U.S. dollar assets in the Japan general account, which stood at about $24.2 billion, entering into FX forwards at the holding company with a notional balance of $5.0 billion and borrowing in yen, which we have about $3.8 billion of U.S. Dollar equivalent of yen debt outstanding. These are economic hedges on which market value changes do not run through adjusted EPS, but protect the shareholder from changes in the yen/dollar exchange rate.

When considering our EPS sensitivity to the yen, adjusted EPS is protected by the translation impact from U.S. dollar-denominated net investment income, but not by fair value adjustments of the economic hedge instruments mentioned.

Taking the FX impact in Q3, we would expect every 5 yen move to the dollar to have about a $0.05 to $0.07 impact to our annualized adjusted EPS going forward.

I appreciate your attention, and look forward to discussing our results in further detail on tomorrow's earnings call. Thank you.